As filed with the Securities and Exchange Commission on September 26, 2000

Registration No. 333-_________________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

PATH 1 NETWORK TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)
Delaware                                            13-3989885
(State or other jurisdiction                 (IRS Employer Identification No.)
  of incorporation or organization)

3636 Nobel Drive, Suite 275, San Diego, California 92122
(Address of principal executive offices) (Zip Code)


PATH 1 NETWORK TECHNOLOGIES INC.
1999 STOCK OPTION/ STOCK ISSUANCE PLAN
(Full title of the Plan)

Dr. Michael T. Elliott
President and Chief Executive Officer
Path 1 Network Technologies Inc.
3636 Nobel Drive, Suite 275
San Diego, California  92122
(Name and address of agent for service)
(858) 450-4220
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE



Title of         Amount          Proposed      Proposed           Amount of
Securities       to be           Maximum       Maximum            Registration
to be            Registered(1)   Offering      Aggregate          Fee
Registered                        Price per    Offering
                                  Share        Price


1999 Stock       3,500,000       $ 4.35 (2)    $ 10,875,000(2)    $ 2,871
Option/Stock     shares
Issuance Plan
Class B Common
Stock




(1)	This Registration Statement shall also cover any additional shares of
Registrant's Class B Common Stock which become issuable under the 1999 Stock Option/Stock Issuance Plan with respect to the securities registered hereunder by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Class B Common Stock.

(2)	Calculated solely for purposes of this offering under Rule 457(h) of the
Securities Act of 1933, as amended, on the basis of the book value of the Registrant's Class B Common Stock computed as of September 22, 2000.


PART II
Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference

Path 1 Network Technologies Inc. (the "Registrant") incorporates by reference into this Registration Statement the following documents previously filed with the SEC:

(a)	The Registrant's Registration Statement on Form 10 filed with the SEC on
May 23, 2000 (File No. 000-30928) together with the amendments filed with the SEC on June 8, 2000 and June 16, 2000, as declared effective on June 19, 2000.

(b)	The Registrant's Quarterly Report on Form 10-Q/A, filed with SEC on August
11, 2000 for the period ended June 30, 2000. All reports and definitive proxy or information statements filed under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered under this Registration Statement have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document which also is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

The Registrant's Certificate of Incorporation authorizes thirty million (30,000,000) shares of common stock, divided into two series: Class A
Common Stock and Class B Common Stock. The Class B Common Stock, a junior common stock, is designed to be used principally in connection with recruitment of new employees and as a method of providing incentives to existing employees.

The Class B Common Stock has no voting rights except to the extent expressly required by law. The Class B Common Stock is not transferable except to the extent that a proposed transfer is expressly consented to by vote of the holders of the Class A Common Stock. This restriction on transfer is intended to comply with Delaware General Corporation Law Section 202. The Registrant is entitled to note conspicuously, on each stock certificate representing shares of Class B Common Stock, this restriction on transfer. The Class B Common Stock is not redeemable and is not entitled to receive dividends unless and until an aggregate of $100,000,000 of dividends has been declared and paid on the Class A Common Stock. Upon liquidation, dissolution or winding up of the Registrant, the holders of Class B Common Stock shall be entitled, after the holders of Class A Common Stock have received their full aforesaid preferential amounts, to share pro rata with the Class A Common Stock in the distribution of the remaining assets.

In addition, the Class B Common Stock is not convertible except that it will be automatically converted into Class A Common Stock on a 1-for-1 basis upon the occurrence of any of the following events:

(a) The Registrant (or 50% or more of its stock or assets) is acquired by a person or an affiliated group by merger, reverse triangular merger, private stock sale, direct stock issuance, consolidation or otherwise;

(b) The Registrant sells, leases, or exclusively licenses all or substantially all of its assets (excluding sales of inventory in the ordinary course of business);

(c) The Registrant reports for any fiscal year revenues from operations equal to $10,000,000 or more and reports for such fiscal year EBITDA (earnings before interest, taxes, depreciation, amortization and extraordinary items) of $2,000,000 or more, as determined in accordance with United States generally accepted accounting principles; or

(d) The Registrant consummates the sale of its Class A Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement under the Securities Act of 1933, as amended, the public offering price of which is not less than $25,000,000 in the aggregate.

Item 5.  Interests of Named Experts and Counsel

The validity of the shares of Class B Common Stock offered hereby will be passed upon for the Registrant by Brobeck, Phleger & Harrison LLP, San Diego, California.

Item 6.  Indemnification of Directors and Officers

The Registrant's Certificate of Incorporation and Bylaws contain provisions authorizing indemnification of and advancement of expenses to officers and directors. The indemnities provided by the Registrant's charter documents (i) shall continue as to a person who has ceased to be a director or officer, (ii) shall inure to the benefit of his heirs, executors and administrators, and
(iii) shall not be deemed to limit or exclude any rights, indemnities or limitations of liability to which any person may be entitled, whether as a matter of law, under the Bylaws, by agreement, vote of the stockholders or disinterested directors or otherwise.

Section 145 of the Delaware General Corporation Law permits indemnification of the Registrant's officers and directors under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law. The Registrant purchased and presently maintains insurance on behalf of its officers and directors.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

Exhibit
Number   Exhibit

4	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of
	the Registrant's Registration Statement on Form 10, filed on May 23,
	2000).
5	Opinion and Consent of Brobeck, Phleger & Harrison LLP.
10.1	1999 Stock Option/Stock Incentive Plan (incorporated by reference to
	Exhibit 10.5 of the Registrant's Registration Statement on Form 10, filed on May 23, 2000).
10.2	Form of Notice of Grant of Stock Option (incorporated by reference to
	Exhibit 10.6 of the Registrant's Registration Statement on Form 10, filed on May 23, 2000).
10.3	Form of Stock Option Agreement (incorporated by reference to Exhibit 10.6
	of the Registrant's Registration Statement on Form 10, filed on May 23,
	2000).
23.1	Consent of Ernst & Young LLP, Independent Auditors.
23.2	Consent of Brobeck, Phleger & Harrison LLP is contained in Exhibit 5.

Item 9.  Undertakings

A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Path 1 Network Technologies Inc. 1999 Stock Option/Stock Issuance Plan.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section
15(d) of the Exchange Act of 1934 that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.


SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on this 26th day of September, 2000.

PATH 1 NETWORK TECHNOLOGIES INC.


By:     /s/ Michael T. Elliott
        Michael T. Elliott
        President and Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                    Title	                   Date

/s/Michael T.Elliott          President, Chief         September 20, 2000
Michael T. Elliott            Executive Officer
                              and Director (principal
                              executive officer)

/s/ Richard B. Slansky        Chief Financial Officer  September 20, 2000
Richard B. Slansky            and Vice President of
                              Finance (principal
                              financial and accounting
                              officer)

/s/ Ronald Fellman            Director	             September 20, 2000
Ronald D. Fellman

/s/ Douglas Palmer            Director	             September 20, 2000
Douglas A. Palmer

/s/ Paul Robinson             Director	             September 20, 2000
Paul Robinson

/s/ Roderick Adams            Director	             September 20, 2000
Roderick Adams

/s/ John A. MacDonald         Director	             September 20, 2000
John A. MacDonald

/s/ Reginald J. Tiessen       Director	             September 20, 2000
Reginald J. Tiessen



SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.   20549

EXHIBITS
TO
FORM S-8
UNDER
SECURITIES ACT OF 1933


PATH 1 NETWORK TECHNOLOGIES INC.


EXHIBIT INDEX


Exhibit
Number   Exhibit

4	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of
	the Registrant's Registration Statement on Form 10, filed on May 23,
	2000).
5	Opinion and Consent of Brobeck, Phleger & Harrison LLP.
10.1	1999 Stock Option/Stock Incentive Plan (incorporated by reference to
	Exhibit 10.5 of the Registrant's Registration Statement on Form 10, filed on May 23, 2000).
10.2	Form of Notice of Grant of Stock Option(incorporated by reference to
	Exhibit 10.6 of the Registrant's Registration Statement on Form 10, filed on May 23, 2000).
10.3	Form of Stock Option Agreement (incorporated by reference to Exhibit 10.6
	of the Registrant's Registration Statement on Form 10, filed on May 23,
	2000).
23.1	Consent of Ernst & Young LLP, Independent Auditors.
23.2	Consent of Brobeck, Phleger & Harrison LLP is contained in Exhibit 5.





EXHIBIT 5

OPINION AND CONSENT OF BROBECK, PHLEGER & HARRISON
LLP

September 18, 2000

Path 1 Network Technologies Inc.
3636 Nobel Drive, Suite 275
San Diego, California 92122

Re:	Path 1 Network Technologies Inc. Registration Statement on Form S-8 for
	3,500,000 Shares of Class B Common Stock Issuable Under the 1999 Stock Option/Stock Issuance Plan.

Ladies and Gentlemen:

We have acted as counsel to Path 1 Network Technologies Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 3,500,000 shares of Class B Common Stock and related stock options issuable under the Path 1 Network Technologies Inc. 1999 Stock Option/Stock Issuance
Plan (the "Option Plan").   All of such shares of common stock are collectively
referred to herein as the "Shares."

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the establishment and administration of the Option Plan. Based on such review, we are of the opinion that if, as and when the 3,500,000 Shares reserved in the aggregate under the Option Plan have been issued and sold (and the consideration therefore received) pursuant to (a) the provisions of option agreements duly authorized under the Option Plan and in accordance with the Registration Statement, or (b) duly authorized direct stock issuances in accordance with the Option Plan and in accordance with the Registration Statement, those Shares will be legally issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Option Plan or the Shares.

Very truly yours,

/s/ Brobeck, Phleger & Harrison LLP

BROBECK, PHLEGER & HARRISON LLP


EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1999 Stock Option/Stock Issuance Plan of Path 1 Network Technologies Inc. of our report dated February 10, 2000 (except for
Note 6, as to which the date is May 20, 2000, and except for the second paragraph of Note 6, as to which the date is February 28, 2000, and except for
Note 7 and Note 8, as to which the date is April 27, 2000), with respect to the financial statements of Path 1 Network Technologies Inc. included in the Registration Statement (Form 10), filed with the Securities and Exchange Commission.


					 ERNST & YOUNG LLP


San Diego, California
September 21, 2000